CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $.15 par value per share	722,586(2)	$40.66	$29,380,346.76	$1,154.65

(1) Estimated solely for the purpose of calculating the registration fee computed in accordance with Rule 457(c) on the basis of the average of the high and low sales prices for the common stock on September 11, 2008, as reported on the New York Stock Exchange.

(2) This Registration Statement also covers such indeterminate number of additional shares of common stock resulting from stock splits, stock dividends or similar transactions that may be issuable by reason of anti-dilution or other adjustment mechanisms described therein in accordance with Rule 416 under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(7)
File No. 333-147515

PROSPECTUS SUPPLEMENT

(To prospectus dated November 19, 2007)

722,586 Shares

STIFEL FINANCIAL CORP.

Common Stock

This prospectus supplement relates to resale of shares of common stock by the selling stockholder named in this prospectus supplement.  We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "SF."  On September 16, 2008, the last reported sale price of our common stock as reported on the NYSE was $43.65 per share.

Investing in our common stock involves risks that are described in our Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2008 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are incorporated by reference into this prospectus supplement.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 18, 2008.

TABLE OF CONTENTS

Prospectus Supplement

Stifel Financial Corp.	S-1
Selling Stockholder	S-1
Use of Proceeds	S-1
Plan of Distribution	S-1

Prospectus

About This Prospectus	1
Where You Can Find Additional Information	1
Stifel Financial Corp.	3
Use of Proceeds	3
Description of Common Stock	3
Legal Matters	5
Experts	5

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You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  We have not and the selling stockholder has not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not and the selling stockholder is not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted.  You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates.

            This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus.  The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined.  To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.  If any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in the accompanying prospectus - the statement in the document having the later date modifies or supersedes the earlier statement.  Unless we indicate otherwise, the words "we," "our," "us" and "Company" refer to Stifel Financial Corp. ("Stifel") and its wholly-owned subsidiaries, including Stifel, Nicolaus & Company, Incorporated, which we refer to as "Stifel Nicolaus."

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Securities Exchange Act") that are based upon our current expectations and projections about current events.  We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions.  You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions.  These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, changes in general economic and business conditions, actions of competitors, regulatory actions, changes in legislation, technology changes and the risks and other factors set forth in our Quarterly Report on Form 10-Q for the quarterly period ended on June 30, 2008 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are incorporated by reference into this prospectus supplement.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.  You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made.  We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under federal securities laws.  We qualify all of our forward-looking statements by these cautionary statements.

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STIFEL FINANCIAL CORP.

                 Stifel Financial Corp. is a financial services holding company headquartered in St. Louis. Our principal subsidiary is Stifel, Nicolaus & Company, Incorporated ("Stifel Nicolaus"), a full service retail and institutional brokerage and investment banking firm. Our other subsidiaries include Century Securities Associates, Inc. ("Century Securities"), an independent contractor broker-dealer firm; Stifel Nicolaus Limited, our international subsidiary; and Stifel Bank & Trust, a retail and commercial bank. With our century-old operating history, we have built a diversified business focused primarily on serving private clients, institutional investors and investment banking clients located across the country.  Our principal activities are: (1) private client services, including securities transactions and financial planning services; (2) institutional equity and fixed income sales, trading, and research, and municipal finance; (3) investment banking services, including public offerings, private placements, and mergers and acquisitions; and (4) retail and commercial banking, including personal and commercial lending programs.

SELLING STOCKHOLDER

                 As of the date hereof, OTA LLC, a Delaware limited liability company ("OTA"), is the holder of immediately exercisable warrants to purchase an aggregate of 722,586 shares of the Company's common stock, par value $0.15 per share, at an exercise price of $24.00 per share.  We originally issued these warrants to BankAtlantic Bancorp, Inc. on June 22, 2007 in connection with our acquisition of Ryan Beck Holdings, Inc.  Subsequently, on June 12, 2008, the Company distributed a 3-for-2 stock split to the holders of its common stock.  Accordingly, the foregoing description of the warrants reflects the effect of such stock split.

    We do not know when or in what amounts OTA may offer shares for sale.  OTA may elect not to sell any of the shares offered by this prospectus supplement.  Because OTA may offer all or none of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of shares that will be held by OTA after completion of the offering.  OTA, and any agents or broker-dealers that participate in the distribution of the shares registered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the shares may be deemed to be an underwriting commission or discount under the Securities Act.  The address for OTA is One Manhattanville Road, Purchase, NY 10577.

                To our knowledge, neither OTA nor any of its affiliates have held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the past three years.

USE OF PROCEEDS

                All of the shares sold pursuant to this prospectus supplement will be sold by the selling stockholder.  We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

PLAN OF DISTRIBUTION

                 The shares covered by this prospectus supplement may be offered and sold from time to time by the selling stockholder (or by such stockholder's pledges, donees, transferees or other successors in interest selling shares received after the date of this prospectus supplement).  To the extent required, this prospectus supplement may be amended and supplemented from time to time to describe a specific plan of distribution.  The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.   These sales may be made at a fixed price or prices, which may be changed or at prices on the NYSE and under terms then prevailing or at prices related to the then current market price.

S-1

PROSPECTUS

STIFEL FINANCIAL CORP.

Common Stock

We may offer, issue and sell from time to time shares of our common stock.

This prospectus describes some of the general terms that may apply to these shares of common stock. Supplements to this prospectus supplements may add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell shares of common stock unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

We may offer and sell these shares of common stock through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

To the extent that any selling securityholder resells any shares of common stock, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the shares of common stock being offered.

The prospectus supplement for each offering of shares of common stock will describe the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CSE") under the symbol "SF." Each prospectus supplement will indicate if the shares of common stock offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 19, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell shares of common stock, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts and prices of the common stock offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information."

To the extent that this prospectus is used by any selling securityholder to resell any common stock, information with respect to the selling securityholder and the terms of the common stock being offered will be contained in a prospectus supplement.

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell common stock in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. Our common stock is listed on the NYSE and the CSE under the symbol "SF."

The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

  our Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 1-9305), filed with the SEC on March 16, 2007, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2006 (File No. 1-9305), filed with the SEC on June 28, 2007;
  our Definitive Proxy Statement for the 2007 Annual Meeting of Stockholders (File No. 1-9305) filed with the SEC on April 30, 2007;
  our Definitive Proxy Statement for the special meeting of Stockholders (File No. 1-9305) filed with the SEC on May 22, 2007;
  our Quarterly Reports on Form 10-Q for the three months ended March 31, 2007 (File No. 1-9305), filed with the SEC on May 15, 2007, for the six months ended June 30, 2007 (File No. 1-9305), filed with the SEC on August 9, 2007 and for the nine months ended September 30, 2007 (File No. 1-9305), filed with the SEC on November 9, 2007;
  our Current Reports (File No. 1-9305) on Form 8-K filed with the SEC on January 9, 2007, March 1, 2007, April 5, 2007, April 5, 2007, July 5, 2007, August 13, 2007, and on Form 8-K/A filed with the SEC on January 12, 2007, March 6, 2007 and May 7, 2007 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and
  the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on April 29, 1987.

1

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering.

We will provide a copy of the documents we incorporate by reference (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), at no cost, to any person who receives this prospectus. You may request a copy of any or all of these documents, either orally or in writing, by contacting us at the following address and phone number: Stifel Financial Corp., Investor Relations, 501 N. Broadway, St. Louis, Missouri 63102, (314) 342-2000.

2

STIFEL FINANCIAL CORP.

Stifel Financial Corp. is a financial services holding company headquartered in St. Louis. Our principal subsidiary is Stifel, Nicolaus & Company, Incorporated ("Stifel Nicolaus"), a full service retail and institutional brokerage and investment banking firm. Our other subsidiaries include Century Securities Associates, Inc. ("Century Securities"), an independent contractor broker-dealer firm; and Stifel Bank & Trust, a commercial bank. With our century-old operating history, we have built a diversified business focused primarily on serving private clients, institutional investors and investment banking clients located across the country. We have grown both organically as well as through acquisitions, including our recent acquisitions of (1) the Capital Markets business of Legg Mason; (2) Ryan Beck, a full-service brokerage and investment banking firm; and (3) First Service Financial Company, a St. Louis-based bank holding company.

Stifel Nicolaus' principal activities are: (1) private client services, including securities transactions and financial planning services; (2) institutional equity and fixed income sales and trading; and (3) investment banking, including public offerings, private placements, and mergers and acquisitions. Our proprietary, highly-regarded securities research product is important to all of these businesses.

Our private client business consists of an extensive network of financial advisors located in branch offices nationally, with a concentration in the Midwest and Mid-Atlantic regions, and with a growing presence in the Northeast, Southeast and Western United States. Our private client professionals provide retail brokerage and financial advisory services to individuals. Our institutional equity and fixed income sales and trading business provides services to institutional investors and money managers as well as municipalities and corporations in the United States. In addition, our international subsidiary, Stifel Nicolaus Limited, provides equity sales and trading services to institutional investors in Europe through our offices located in London, Geneva and Madrid. Our investment banking business focuses on middle market companies as well as on larger companies in targeted industries where we have particular expertise.

Our Century Securities subsidiary is a broker-dealer serving independent securities brokers nationwide. Through Stifel Bank & Trust we offer retail and commercial banking services to meet the needs of our clients, including personal loan programs, commercial lending programs and other banking products.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of common stock sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

DESCRIPTION OF COMMON STOCK

As of September 30, 2007, we are authorized to issue up to 30,000,000 shares of common stock. Computershare Limited is the transfer agent and registrar for our common stock. Our common stock is listed on the NYSE and the CSE under the symbol "SF."

The following is a summary of the material terms and rights associated with our common stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. Since the terms of our certificate of incorporation and bylaws, and Delaware corporate law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law for a complete statement of the terms and rights of our common stock. If you would like to read those documents, they are on file with the SEC, as described under the heading "Where You Can Find Additional Information" on page 1.

3

As of October 31, 2007, there were 15,145,063 shares of common stock outstanding that were held of record by approximately 4,500 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available for dividends, as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

4

LEGAL MATTERS

In connection with particular offerings of shares of common stock in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those shares of common stock will be passed upon for Stifel Financial Corp. by Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Stifel Financial Corp.'s Annual Report on Form 10-K/A for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements of Ryan Beck Holdings, Inc. included as exhibit 99.1 of Stifel Financial Corp.'s Current Report on Form 8-K/A dated May 7, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

5

722,586 Shares

STIFEL FINANCIAL CORP.

Common Stock

_______________________________

PROSPECTUS SUPPLEMENT

_____________________________________

September 18, 2008